As filed with the Securities and Exchange Commission on October 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIELD TRIP HEALTH LTD.

(Exact name of Registrant as specified in its charter)

Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 Duncan Street, Suite 401
Toronto, ON, Canada M5V 2C3
1-833-222-0084

(Address, including zip code, of Registrant’s principal executive offices)

Field Trip Health Ltd. Amended and Restated Equity Incentive Plan

(Full title of the plan)

C/O Bennett Jones LLP

135 East 57th Street, Suite 14

New York City, NY

10022

(Name and address of agent for service)

(646) 992-4322

(Telephone number, including area code, of agent for service)

COPIES TO:

Joseph del Moral Field Trip Health Ltd. 30 Duncan Street, Suite 401 Toronto, Ontario Canada, M5V 2C3 Tel: (833) 222-0084	Christopher J. Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario Canada, M5K 1J3 Tel: (416) 504-0520

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares (no par value) in the aggregate issuable pursuant to options, restricted share units and/or performance share units granted under the Field Trip Ltd. Amended and Restated Equity Incentive Plan	8,663,019 shares (2)	US$5.71	US$49,465,838.49	US$4,585.48

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares of the Field Trip Health Ltd. (the “Registrant”), no par value (the “Common Shares”), that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)	Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Common Shares reported on the NASDAQ Global Select Market on September 29, 2021, which was US$5.71 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Field Trip Health Ltd. Amended and Restated Equity Incentive Plan dated September 24, 2021, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but each such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Field Trip Health Ltd. (the “Registrant”) will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in each Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Corporate Secretary of Field Trip Health Ltd. at 30 Duncan Street, Suite 401, Toronto, Ontario, Canada, M5V 2C3, telephone: (833) 222-0084.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.	The Registrant’s Registration Statement on Form 40-F, filed with the Commission on July 12, 2021 (the “40-F Registration Statement”);

2.	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since July 12, 2021; and

3.	A description of the Common Shares of the Registrant contained under the section captioned “Description of Equity Securities” in the 40-F Registration Statement.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Also, the Registrant may incorporate by reference its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under section 124 of the Canada Business Corporation Act (“CBCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided the Registrant may not indemnify an individual referred to above unless the individual: (a) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant's request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The CBCA further provides that the Registrant may, with the approval of a court, indemnify an individual referred to above, or advance moneys for the cost, charges and expenses of a proceeding referred to above, in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in (a) and (b) above. Notwithstanding the foregoing, under the CBCA, an individual referred to above is entitled to indemnity from the Registrant in respect of all costs, charges and expenses, reasonably incurred by the individual in the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity referred to above, if the individual seeking indemnity was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and if the individual fulfills the conditions set out in (a) and (b) above. In addition, the CBCA provides that the Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above, provided the individual shall repay the moneys if the individual does not fulfill the conditions in (a) and (b) above.

By-law No. 1 of the Registrant requires the Registrant to indemnify, to the fullest extent permitted by the CBCA or otherwise by law, a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer or an individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, provided the individual fulfills the conditions set out in (a) and (b) in the paragraph above. In addition, By-law No. 1 of the Registrant provides that the Registrant shall advance moneys to an individual referred to above for the costs, charges and expenses of such proceedings, and the individual shall repay the moneys if the individual does not fulfil the conditions set out in (a) and (b) in the paragraph above.

The Registrant has entered into indemnification agreements with each of its senior officers and directors pursuant to which they are indemnified and held harmless substantially to the extent permitted by, and subject to the limitations of, the CBCA.

The Registrant also maintains directors’ and officers’ liability insurance which insures the directors and officers of the Registrant and its subsidiaries against certain losses resulting from any wrongful act committed in their official capacities for which they become obligated to pay, to the extent permitted by applicable law and subject to the terms and conditions, exclusions, limits and deductibles of the policy.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9.	Undertakings

The Registrant hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.	Description
4.1*	Articles of Field Trip Health Ltd.

4.2*	By-law No. 1 of Field Trip Health Ltd.

4.3*	Field Trip Health Ltd. Amended and Restated Equity Incentive Plan, effective September 24, 2021.

5.1*	Opinion of Bennett Jones LLP as to legality of the Common Shares.

23.1*	Consent of Bennett Jones LLP (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of MNP LLP.

23.3*	Consent of DeVisser Gray LLP.

24.1*	Powers of Attorney (included on signature pages of this Part II).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Country of Canada, on the 5th day of October, 2021.

FIELD TRIP HEALTH LTD.

By:	/s/ Joseph del Moral
Name:	Joseph del Moral
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph del Moral and Donna Wong or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 5th, 2021.

Signature	Title

/s/ Joseph del Moral	Chief Executive Officer & Director
Joseph del Moral	(Principal executive officer)

/s/ Donna Wong	Chief Financial Officer
Donna Wong	(Principal financial officer)

/s/ Tyler Dyck	Treasurer and Head of Finance
Tyler Dyck	(Principal accounting officer)

/s/ Ronan Levy	Executive Chairman & Director
Ronan Levy

/s/ Hannan Fleiman	Director
Hannan Fleiman

/s/ Helen Boudreau	Director
Helen Boudreau

/s/ Dieter Weinand	Director
Dieter Weinand

/s/ Barry Fishman	Director
Barry Fishman

/s/ Ellen Lubman	Director
Ellen Lubman

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Field Trip Health Ltd. in the United States, on the 5th day of October, 2021.

Field Trip Health USA Inc.

By: /s/ Mujeeb Jafferi
Name: Mujeeb Jafferi
Title: President